Exhibit 99.3

PEP BOYS BOARD OF DIRECTORS REITERATES COMMITMENT TO BUILDING SHAREHOLDER VALUE

Renews CEO – Appoints Non-Executive Chairman – Retains Financial Advisor

PHILADELPHIA, February 10, 2006 – The Board of Directors of The Pep Boys - Manny, Moe & Jack (NYSE: PBY), the nation's leading automotive aftermarket retail and service chain, today announced a number of actions focused on continuing to improve the performance of the business and on building value for shareholders.

First, the Board has reiterated its support for the Company’s current operating plan, and for Chief Executive Officer Larry Stevenson. The Board has extended Mr. Stevenson’s employment, which was scheduled to expire in April, on terms equivalent to those of agreements in place with the Company’s other executive officers.

Mr. Stevenson said, “We have said consistently that our repositioning and operating turnaround will take time. Our merchandising initiatives and store refurbishment program have brought early successes, while our efforts to improve the service center business have required more time to take hold. We remain confident that our exceptional team of over 20,000 associates will continue to stay focused on the business during this time, as we continue to strive to improve Pep Boys’ profitability and positioning in the sector.”

Second, the Board has determined to separate the roles of Chairman and CEO, in accordance with current best practices in corporate governance. Presiding Director, William Leonard, has been named to the new position of non-executive Chairman of the Board, effective immediately.

Third, in addition to focusing on achieving superior execution of the Company’s current operating plans, the Board has also engaged Goldman, Sachs & Co., its long-term financial advisor, to explore strategic and financial alternatives for the Company. Mr. Leonard said, “Our objective is to ensure that we are working to increase shareholder value.”

About Pep Boys

Pep Boys has 593 stores and more than 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 -PEP-BOYS or by visiting pepboys.com.

Certain statements contained herein constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The word "guidance," "expect," "anticipate," "estimates," "forecasts" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management's expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in the Company's filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Harry Yanowitz, 215-430-9720

Media Contact: Bill Furtkevic, 215-430-9676

Internet: http://www.pepboys.com